UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) July 28, 2020 (July 22, 2020)

TWIN DISC, INCORPORATED

(Exact name of registrant as specified in its charter)

WISCONSIN	001-7635	39-0667110
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1328 Racine Street     Racine, Wisconsin 53403

(Address of principal executive offices)

Registrant's telephone number, including area code:     (262)638-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (No Par Value)	TWIN	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

                                  Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01     Entry into a Material Definitive Agreement.

On July 22 2020, Twin Disc, Incorporated (the “Company”) entered into an Amendment No. 5 to Credit Agreement (the “Fifth Amendment”) that amends the Credit Agreement dated as of June 29, 2018, as amended (the “Credit Agreement”) between the Company and BMO Harris Bank, N.A. (the “Bank”). Capitalized terms in this Current Report that are not otherwise defined herein are defined in the Credit Agreement, as amended.

Pursuant to the Credit Agreement, as in effect prior to the Fifth Amendment, the Bank made a Term Loan to the Company in the principal amount of $20,000,000, and the Company may, from time to time prior to the maturity date, enter into Revolving Loans in amounts not to exceed, in the aggregate, $50,000,000 (the “Revolving Credit Commitment”). The Credit Agreement also allows the Company to obtain Letters of Credit from the Bank, which if drawn upon by the beneficiary thereof and paid by the Bank, would become Revolving Loans. Loans under the Credit Agreement are designated either as “LIBOR Loans,” which accrue interest at a Monthly Reset LIBOR Rate plus an Applicable Margin, or “Eurodollar Loans,” which accrue interest at an Adjusted LIBOR Rate plus an Applicable Margin. Amounts drawn on a Letter of Credit that are not timely reimbursed to the Bank bear interest at a Base Rate plus an Applicable Margin. The Company also pays a commitment fee on the average daily Unused Revolving Credit Commitment equal to an Applicable Margin.

The Fifth Amendment, which is effective June 30, 2020, reduced the Bank’s Revolving Credit Commitment from $50,000,000 to $45,000,000. The Fifth Amendment also gives the Company the option to make interest-only payments on the Term Loan for quarterly payments occurring on September 30, 2020 and December 31, 2020, and limits the Company’s Capital Expenditures for the fiscal year ending June 30, 2021 to $10,000,000.

The Fifth Amendment provides the Company with relief from its Total Funded Debt to EBITDA ratio financial covenant under the Credit Agreement through (and including) the earlier of June 30, 2021 or a date selected by the Company. During the financial covenant relief period:

●	The “Applicable Margin” to be applied to Revolving Loans, the Term Loan, and the Commitment/Facility Fee will be increased to 3.25%, 3.875%, and 0.20%, respectively.

●

The Company may not make certain restricted payments (specifically, cash dividends, distributions, purchases, redemptions or other acquisitions of or with respect to shares of its common stock or other common equity interests).

●	The Company must maintain liquidity (as defined in the Fifth Amendment) of at least $15,000,000.

●

The Company must maintain minimum EBITDA of at least (1) $1,000,000 for the fiscal quarter ending June 30, 2020 and the two fiscal quarters ending on or about September 30, 2020; (2) $2,500,000 for the three fiscal quarters ending on or about December 31, 2020; (3) $6,000,000 for the four fiscal quarters ending on or about March 31, 2021; and (4) $10,000,000 for the four fiscal quarters ending June 30, 2021.

For purposes of the minimum EBITDA covenant and the Total Funded Debt to EBITDA ratio, the Fifth Amendment clarified that EBITDA shall exclude any gain that is realized on the forgiveness of the Small Business Administration Paycheck Protection Program loan that the Company previously received.

The Fifth Amendment also changed the definition of “LIBOR” (used in calculating interest on Eurodollar Loans), “Monthly Reset LIBOR Rate” (used in calculating interest on LIBOR Loans), and “LIBOR Quoted Rate” (used in the definition of “Base Rate,” which is used in calculating interest on Letters of Credit that are drawn upon and not timely reimbursed). In each case, the LIBOR component of the definition was revised to establish a floor of 1.00%.

The Company also entered into a Deposit Account Control Agreement with the Bank, reflecting the Bank’s security interest in deposit accounts the Company maintains with the Bank. Under the Fifth Amendment, the Bank may not provide a notice of exclusive control of a deposit account (thereby obtaining exclusive control of the account) prior to the occurrence or existence of a Default or an Event of Default under the Credit Agreement or otherwise upon the occurrence or existence of an event or condition that would, but for the passage of time or the giving of notice, constitute a Default or an Event of Default under the Credit Agreement.

The above description of the Fifth Amendment is qualified in its entirety by reference to the Fifth Amendment, the Second Amended and Restated Revolving Note, and the form of Deposit Account Control Agreement, copies of which are filed as Exhibits 1.1, 1.2, and 1.3 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits.

EXHIBIT NUMBER	DESCRIPTION

1.1	Amendment No. 5 to June 29, 2018 Credit Agreement between Twin Disc, Incorporated and BMO Harris Bank, N.A.
1.2	Second Amended and Restated Revolving Note between Twin Disc, Incorporated and BMO Harris Bank, N.A.
1.3	Form of Deposit Account Control Agreement between Twin Disc, Incorporated and BMO Harris Bank, N.A.

Pursuant to the requirements of section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 28, 2020	Twin Disc, Incorporated

_/s/ Jeffrey S. Knutson
Jeffrey S. Knutson
Vice President-Finance, Chief Financial Officer, Treasurer & Secretary